Exhibit 99.1
OneWater Marine Inc. Announces Fiscal Fourth Quarter and Full-Year 2023 Results
Execution of strategic priorities drives strong competitive positioning in a challenging year for the marine industry
Fiscal Year 2023 Highlights
•Revenue increased 11% to $1.94 billion
•Same-store sales increased 3%
•Gross profit margin of 27.6%
•A $147 million non-cash intangible asset impairment charge in the fourth quarter generated a GAAP net loss of $(39) million, or $(2.69) per diluted share and adjusted diluted earnings per share1 of $5.10
•Adjusted EBITDA1 was $167 million

BUFORD, GA – November 16, 2023 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater” or the “Company”) today announced results for its fiscal fourth quarter and year ended September 30, 2023.

“Our team delivered record revenue, solid gross margins and strong cash generation in fiscal 2023, despite a dynamic operating environment. Healthy demand and effective execution drove a double-digit revenue increase and a 3.0% increase in same-store sales for the year. Our gross profit margin continues to stabilize, bolstered by a 26% increase in our higher-margin service, parts and other sales which helped offset the expected decline in product margins as the industry returns to historical seasonality and more normalized pricing,” commented Austin Singleton, Chief Executive Officer at OneWater.

“Moving into fiscal 2024, our proactive and aggressive approach to inventory management positions us well as we enter the seasonally slower winter months. We have reinvigorated our deal activity in-line with our strategic priorities and remain focused on executing our proven strategy to continue outperforming the industry and driving value for our shareholders.”

For the Three Months Ended September 30	2023	2022	$ Change	% Change
Revenues	(unaudited, $ in thousands)
New boat	$264,357	$236,227	$28,130	11.9%
Pre-owned boat	91,836	67,348	24,488	36.4%
Finance & insurance income	13,039	12,743	296	2.3%
Service, parts & other	81,749	81,205	544	0.7%
Total revenues	$450,981	$397,523	$53,458	13.4%
Fiscal Fourth Quarter 2023 Results

Revenue for fiscal fourth quarter 2023 was $451.0 million, an increase of 13.4% compared to $397.5 million in fiscal fourth quarter 2022. The growth was primarily attributable to strong pre-owned boat sales and double-digit growth in new boat revenue. During fiscal fourth quarter 2023, dealership same-store sales increased 14.6% driven by increases in both units sold and average price per unit.

New boat revenue increased 11.9%, driven by an increase in average unit price, partially offset by a slight decrease in units sold. Finance & insurance income increased 2.3% compared to the prior year quarter. Pre-owned boat revenue increased 36.4% driven by an increase in both unit sales and average price per unit. Service, parts & other sales were up 0.7% compared to the prior year quarter.

Gross profit totaled $119.0 million for fiscal fourth quarter 2023, down $7.2 million from $126.2 million for fiscal fourth quarter 2022. Gross profit margin of 26.4% decreased 570 basis points compared to the prior year period, driven by the normalization of new and pre-owned boat pricing.

Fiscal fourth quarter 2023 selling, general and administrative expenses totaled $84.7 million, or 18.8% of revenue, compared to $79.7 million, or 20.0% of revenue, in fiscal fourth quarter 2022. The decrease in selling, general and administrative expenses as a percentage of revenue was driven by the Company’s cost optimization efforts.

In fiscal fourth quarter 2023, the Company recorded a non-cash impairment charge of $147.4 million related to a write down of certain goodwill and identifiable intangible assets. The impairment was largely driven by the decline in the Distribution Segment results and the Company's market capitalization.

Net loss for fiscal fourth quarter 2023 totaled $(110.9) million, compared to net income of $22.3 million in fiscal fourth quarter 2022 due to the non-cash impairment charge related to intangible assets. The Company reported a net loss per diluted share for fiscal fourth quarter 2023 of $(6.89), compared to net income per diluted share of $1.28 in 2022. Adjusted earnings per diluted share1 for fiscal fourth quarter 2023 was $0.42, compared to $1.68 in 2022.

Fiscal fourth quarter 2023 Adjusted EBITDA1 decreased 38.1% to $28.0 million compared to $45.4 million for fiscal fourth quarter 2022.

For the Twelve Months Ended September 30	2023	2022	$ Change	% Change
Revenues	(unaudited, $ in thousands)
New boat	$1,223,691	$1,139,331	$84,360	7.4%
Pre-owned boat	334,477	294,832	39,645	13.4%
Finance & insurance income	56,325	55,977	348	0.6%
Service, parts & other	321,817	254,682	67,135	26.4%
Total revenues	$1,936,310	$1,744,822	$191,488	11.0%
Fiscal Year Ended September 30, 2023 Results

Revenue for the fiscal year ended September 30, 2023 increased 11.0% to $1,936.3 million from $1,744.8 million for the fiscal year ended September 30, 2022, driven by an increase in average unit price of both new and pre-owned boats, an increase in unit sales of pre-owned boats, and a 26.4% increase in service, parts & other sales compared to the prior year. Same-store sales increased 3.0% compared to the prior year.

Gross profit totaled $535.1 million for fiscal year 2023, compared to $553.7 million for fiscal year 2022. Gross profit margin of 27.6% decreased 330 basis points compared to the prior year, primarily due to moderated boat pricing as a result of the industry normalization following the COVID-era demand environment.

Fiscal year 2023 selling, general and administrative expenses totaled $345.5 million, or 17.8% of revenue, compared to $302.1 million, or 17.3% of revenue in fiscal year 2022. The increase in selling, general and administrative expenses as a percentage of revenue was due mainly to increased costs associated with the return to a more traditional promotional environment and higher costs associated with our acquired service, parts & other businesses.

Net loss for fiscal year 2023 totaled $(39.1) million compared to net income of $152.6 million in fiscal year 2022, a decrease of $191.7 million. The decrease was primarily due to a $147.4 million non-cash impairment charge related to certain intangible assets during the fourth quarter, as well as the decrease in gross margins and increase in selling, general and administrative expenses in fiscal year 2023. The Company reported a net loss per diluted share for fiscal year 2023 of $(2.69), compared to net income per diluted share of $9.13 in 2022. Adjusted earnings per diluted share1 for fiscal year 2023 was $5.10 per diluted share, compared to $10.55 per diluted share in 2022. Adjusted EBITDA1 decreased 32.4% to $167.4 million, compared to $247.6 million in fiscal year 2022.

As of September 30, 2023, the Company’s cash and cash equivalents balance was $84.6 million and total liquidity, including cash and availability under credit facilities, was in excess of $100.0 million. Total inventory as of September 30, 2023, increased to $609.6 million compared to $373.0 million on September 30, 2022, primarily driven by normalization of the supply chain and recently completed acquisitions.

Total long-term debt as of September 30, 2023 was $457.8 million, and adjusted long-term net debt (net of $84.6 million cash)1 was 2.2 times trailing twelve-month Adjusted EBITDA1.
Fiscal Year 2024 Guidance

For fiscal full year 2024, OneWater anticipates dealership same-store sales to be up low to mid-single digits, despite an expected challenging macroeconomic environment. Adjusted EBITDA2 is expected to be in the range of $130 million to $155 million and earnings per diluted share is expected to be in the range of $3.25 to $3.75. In considering this outlook, we are not expecting a major economic downturn or recovery. Adjusted EBITDA guidance now adjusts for stock-based compensation, in-line with industry standards, and will be reported as such on a go-forward basis. Fiscal fourth quarter and full-year 2023 results are currently provided under the historical Adjusted EBITDA definition.

Conference Call and Webcast

OneWater will host a conference call to discuss its fiscal fourth quarter earnings on Thursday, November 16, 2023, at 8:30 am Eastern time. To access the conference call via phone, participants will need to register using the following link where they will be provided a phone number and access code:

https://register.vevent.com/register/BIa0742f62d7694efab2f86b0ae3789486

Alternatively, a live webcast of the conference call can be accessed through the “Events” section of the Company’s website at https://investor.onewatermarine.com/ where it will be archived for one year.
1See reconciliation of Non-GAAP financial measures below.
2See reconciliation of Non-GAAP financial measures below for a discussion of why reconciliations of forward-looking Adjusted EBITDA are not available without unreasonable effort.

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands except per share data)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Revenues:
New boat	$264,357	$236,227	$1,223,691	$1,139,331
Pre-owned boat	91,836	67,348	334,477	294,832
Finance & insurance income	13,039	12,743	56,325	55,977
Service, parts & other	81,749	81,205	321,817	254,682
Total revenues	450,981	397,523	1,936,310	1,744,822

Gross Profit
New boat	54,902	61,247	268,469	305,305
Pre-owned boat	18,210	18,259	75,953	81,665
Finance and insurance	13,039	12,743	56,325	55,977
Service, parts & other	32,856	33,960	134,379	110,708
Total gross profit	119,007	126,209	535,126	553,655

Selling, general and administrative expenses	84,652	79,658	345,524	302,113
Depreciation and amortization	6,588	5,056	23,898	15,605
Transaction costs	171	2,566	1,839	7,724
Change in fair value of contingent consideration	(2,367)	(642)	(1,604)	10,380
Loss on impairment	147,402	—	147,402	—
Net (loss) income from operations	(117,439)	39,571	18,067	217,833

Other expense (income):
Interest expense – floor plan	7,393	1,591	25,080	4,647
Interest expense – other	9,292	5,264	34,557	13,201
Loss on extinguishment of debt	—	356	—	356
Other expense (income), net	1,418	3,302	953	3,793
Total other expense, net	18,103	10,513	60,590	21,997
Net (loss) income before income tax expense	(135,542)	29,058	(42,523)	195,836
Income tax (benefit) expense	(24,676)	6,770	(3,412)	43,225
Net (loss) income	(110,866)	22,288	(39,111)	152,611
Net income attributable to non-controlling interests	(342)	(1,028)	(3,810)	(2,998)
Net loss (income) attributable to non-controlling interests of One Water Marine Holdings, LLC	12,342	(2,609)	4,329	(18,669)
Net (loss) income attributable to OneWater Marine Inc.	$(98,866)	$18,651	$(38,592)	$130,944

Net (loss) earnings per share of Class A common stock – basic	$(6.89)	$1.32	$(2.69)	$9.44
Net (loss) earnings per share of Class A common stock – diluted	$(6.89)	$1.28	$(2.69)	$9.13

Basic weighted-average shares of Class A common stock outstanding	14,360	14,132	14,328	13,877
Diluted weighted-average shares of Class A common stock outstanding	14,360	14,618	14,328	14,337

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except par value and share data)
(Unaudited)

	September 30, 2023	September 30, 2022
ASSETS
Cash	$84,648	$42,071
Restricted cash	8,662	18,876
Accounts receivable, net	113,175	57,960
Inventories, net	609,616	372,959
Prepaid expenses and other current assets	65,798	75,024
Total current assets	881,899	566,890
Property and equipment, net	81,532	109,713
Operating lease right-of-use assets	135,667	123,955
Other long-term assets	6,069	3,378
Deferred tax assets, net	35,066	8,433
Intangible assets, net	212,324	306,471
Goodwill	336,602	378,588
Total assets	$1,689,159	$1,497,428

LIABILITIES
Accounts payable	$27,113	$27,306
Other payables and accrued expenses	54,826	55,237
Customer deposits	51,649	65,460
Notes payable – floor plan	489,024	267,108
Current portion of operating lease liabilities	14,568	12,981
Current portion of long-term debt, net	29,324	21,642
Current portion of tax receivable agreement liability	2,447	2,363
Total current liabilities	668,951	452,097
Other long-term liabilities	13,693	23,174
Tax receivable agreement liability	40,688	43,991
Long-term operating lease liabilities	123,310	112,127
Long-term debt, net	428,439	421,162
Total liabilities	1,275,081	1,052,551

STOCKHOLDERS’ EQUITY
Total stockholders’ equity attributable to OneWater Marine Inc.	358,609	385,325
Equity attributable to non-controlling interests	55,469	59,552
Total stockholders’ equity	414,078	444,877
Total liabilities and stockholders’ equity	$1,689,159	$1,497,428

ONEWATER MARINE INC.
Reconciliation of Non-GAAP Financial Measures
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,				Twelve Months Ended September 30,
	2023		2022		2023		2022
Net (loss) income attributable to OneWater Marine Inc.	$(98,866)		$18,651		$(38,592)		$130,944
Transaction costs	171	—	2,566	—	1,839	—	7,724
Intangible amortization	3,474		2,924		13,436		7,515
Change in fair value of contingent consideration	(2,367)		(642)		(1,604)		10,380
Loss on impairment	147,402		—		147,402		—
Other expense (income), net	1,418		3,302		953		3,793
Net (loss) income attributable to non-controlling interests of One Water Marine Holdings, LLC (1)	(13,659)		(742)		(14,744)		(2,676)
Adjustments to income tax (benefit) expense (2)	(31,381)		(1,704)		(33,875)		(6,149)
Adjusted net income attributable to OneWater Marine Inc.	6,192		24,355		74,815		151,531

Net (loss) earnings per share of Class A common stock - diluted	$(6.89)		$1.28		$(2.69)		$9.13
Transaction costs	0.01		0.18		0.13		0.54
Intangible amortization	0.24		0.20		0.94		0.52
Change in fair value of contingent consideration	(0.16)		(0.04)		(0.11)		0.72
Loss on impairment	10.27		—		10.29		—
Other expense (income), net	0.10		0.23		0.07		0.26
Net (loss) income attributable to non-controlling interests of One Water Marine Holdings, LLC (1)	(0.95)		(0.05)		(1.03)		(0.19)
Adjustments to income tax (benefit) expense (2)	(2.19)		(0.12)		(2.36)		(0.43)
Adjustment for dilutive shares (3)	(0.01)		—		(0.14)		—
Adjusted earnings per share of Class A common stock - diluted	$0.42		$1.68		$5.10		$10.55

(1) Represents an allocation of the impact of reconciling items to our non-controlling interest at a rate of 9.1%.
(2) Represents an adjustment of all reconciling items at an effective tax rate of 23%.
(3) Represents an adjustment for shares that are anti-dilutive for GAAP earnings per share but are dilutive for adjusted earnings per share.

ONEWATER MARINE INC.
Reconciliation of Non-GAAP Financial Measures
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023		2022
Net (loss) income	$(110,866)	$22,288	$(39,111)		$152,611
Interest expense – other	9,292	5,264	34,557		13,201
Income tax (benefit) expense	(24,676)	6,770	(3,412)		43,225
Depreciation and amortization	7,662	5,483	26,788		16,297
Change in fair value of contingent consideration	(2,367)	(642)	(1,604)		10,380
Loss on extinguishment of debt	—	356	—		356
Transaction costs	171	2,566	1,839		7,724
Loss on impairment	147,402	—	147,402		—
Other expense (income), net	1,418	3,302	953		3,793
Adjusted EBITDA	$28,036	$45,387	$167,412		$247,587

Long-term debt (including current portion)			$457,763		$442,804
Less: cash			(84,648)		(42,071)
Adjusted long-term net debt			$373,115		$400,733

Pro forma adjusted net debt leverage ratio			2.2	x	1.6	x

About OneWater Marine Inc.
OneWater Marine Inc. is one of the largest and fastest-growing premium marine retailers in the United States. OneWater operates a total of 98 retail locations, 11 distribution centers / warehouses and multiple online marketplaces in 19 different states, several of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, finance and insurance products, parts and accessories, maintenance, repair and other services.
Non-GAAP Financial Measures and Key Performance Indicators
This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income Attributable to OneWater Marine Inc., Adjusted Diluted Earnings Per Share and Adjusted Long-Term Net Debt, as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of the Company’s ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP. Because our non-GAAP financial measures may be defined differently by other companies, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. We have not reconciled non-GAAP forward-looking measures, including Adjusted EBITDA guidance, to their corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to change in fair value of contingent consideration and transaction costs. Change in fair value of contingent consideration and transaction costs are affected by the acquisition, integration and post-acquisition performance of our acquirees which is difficult to predict and subject to change. Accordingly, reconciliations of forward-looking Adjusted EBITDA are not available without unreasonable effort.
Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense – other, income tax expense, depreciation and amortization and other (income) expense, further adjusted to eliminate the effects of items such as the change in fair value of contingent consideration, gain (loss) on extinguishment of debt and transaction costs. See reconciliation above.

Our board of directors, management team and lenders use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and other items (such as the change in fair value of contingent consideration, gain or loss on extinguishment of debt and transaction costs) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Adjusted Net Income Attributable to OneWater Marine Inc. and Adjusted Diluted Earnings Per Share

We define Adjusted Net Income Attributable to OneWater Marine Inc. as net income (loss) attributable to OneWater Marine Inc. before transaction costs, intangible amortization, change in fair value of contingent consideration, loss on impairment and other expense (income), all of which are then adjusted for an allocation to the non-controlling interest of OneWater Marine Holdings, LLC. Each of these adjustments are subsequently adjusted for income tax at an estimated effective tax rate. Management also reports adjusted diluted earnings per share which presents all of the adjustments to net income attributable to OneWater Marine Inc. noted above on a per share basis. See reconciliation above.

Our board of directors, management team and lenders use Adjusted Net Income Attributable to OneWater Marine Inc. and Adjusted Diluted Earnings Per Share to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of unusual or one time charges and other items (such as the change in fair value of contingent consideration, intangible amortization, loss on impairment and transaction costs) that impact the comparability of financial results from period to period. We present these metrics because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted Net Income Attributable to OneWater Marine Inc. and Adjusted Diluted Earnings Per Share are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Adjusted Long-Term Net Debt

We define Adjusted Long-Term Net Debt as long-term debt (including current portion) less cash. We consider, and we believe certain investors and analysts consider, adjusted long-term net debt, as well as adjusted long-term net debt divided by trailing twelve-month Adjusted EBITDA, to be an indicator of our financial leverage.

Same-Store Sales

We define same-store sales as sales from our Dealership segment, excluding new and acquired stores. New and acquired stores become eligible for inclusion in the comparable store base at the end of the store’s thirteenth month of operations under our ownership and revenues are only included for identical months in the same-store base periods. Stores relocated within an existing market remain in the comparable store base for all periods. Additionally, amounts related to closed stores are excluded from each comparative base period. We use same-store sales to assess the organic growth of our Dealership segment revenue on a same-store basis. We believe that our assessment on a same-store basis represents an important indicator of comparative financial results and provides relevant information to assess our performance.

Cautionary Statement Concerning Forward-Looking Statements

This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management's current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: effects of industry wide supply chain challenges including a heightened inflationary environment and our ability to maintain adequate inventory, changes in demand for our products and services, the seasonality and volatility of the boat industry, fluctuation in interest rates, adverse weather events, our acquisition and business strategies, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, effects of the COVID-19 pandemic on the Company’s business, risks related to the ability to realize the anticipated benefits of any proposed acquisitions, including the risk that proposed acquisitions will not be integrated successfully, the timing of development expenditures, and other risks. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and in our subsequently filed Quarterly Reports on Form 10-Q, each of which is on file with the SEC and available from OneWater Marine’s website at www.onewatermarine.com under the “Investors” tab, and in other documents OneWater Marine files with the SEC. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Investor or Media Contact:
Jack Ezzell
Chief Financial Officer
IR@OneWaterMarine.com